Exhibit 99.B13

                             GE INSTITUTIONAL FUNDS

                               PURCHASE AGREEMENT

     GE Institutional Funds, a business trust organized under the laws of the State of Delaware (the "Trust"), and General Electric Capital Assurance Company ("GECA"), a corporation organized under the laws of the State of Delaware, agree as follows:

     1. OFFER AND PURCHASE.

     The Trust offers to GECA, and GECA agrees to purchase, the number and amount of Investment Class shares and Service Class shares (together, the "Shares") shown on the Schedule attached to this Agreement, of the Emerging Markets Fund, International Equity Fund, Mid-Cap Growth Fund, Premier Growth Equity Fund, Value Equity Fund, U.S. Equity Fund, S&P 500 Index Fund, Strategic Investment Fund, Income Fund and Money Market Fund, each a series of the Trust. GECA acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from GECA of an aggregate of $100,091.00 in full payment for the Shares.

     2. REPRESENTATION BY GECA.

     GECA represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3. REDUCTION OF REDEMPTION PROCEEDS.

     GECA agrees that, if any of the Shares are redeemed before five years after the effective date of the Trust's Registration Statement, the proceeds of the redemption will be reduced by the unamortized portion of the organization expenses in the same proportion as the number of Shares being redeemed bears to the number of initial shares of the Funds outstanding at the time of the redemption.

     4. FILING OF CERTIFICATE OF TRUST.

     The Trust represents that a copy of its Certificate of Trust dated as of May 23, 1997, as amended from time to time, is on file with the Secretary of State of the State of Delaware. The Trust represents that a copy of its Declaration of Trust dated as if August 29, 1997, as amended from time to time, is maintained by the Trust.

     5. LIMITATION OF LIABILITY.

     The Trust and GECA agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents,


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

whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

     6. NO RIGHT OF ASSIGNMENT.

     GECA's right under this Agreement to purchase the Shares is not assignable.

     7. DATES.

     This Agreement will become effective as of the date hereof.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 8th day of October, 1997.

                                     GE INSTITUTIONAL FUNDS


                                     By:  /s/ Michael J. Cosgrove
                                          -----------------------------------
                                          Name:  Michael J. Cosgrove
                                          Title: President
ATTEST:

   /s/ Jeanne LaPorta
------------------------------
       Jeanne LaPorta

                                     GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY


                                     By:  /s/ Greg E. Deavens
                                          -----------------------------------
                                          Name:  Greg E. Deavens
                                          Title: Vice President-Finance
ATTEST:

    /s/ Jeffrey Condit
------------------------------
       Jeffrey Condit


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



                                    SCHEDULE


                                     Amount of                     Amount of               Price
Name of Fund                   Investment Class Shares        Service Class Shares      per Share          Total
------------                   -----------------------        --------------------      ---------          -----

Emerging Markets Fund                   1,000                          1                $10.00            $ 10,010
International Equity Fund               1,000                          1                $10.00            $ 10,010
Mid-Cap Growth                          1,000                          1                $10.00            $ 10,010
Premier Growth Equity Fund              1,000                          1                $10.00            $ 10,010
Value Equity Fund                       1,000                          1                $10.00            $ 10,010
U.S. Equity Fund                        1,000                          1                $10.00            $ 10,010
S&P 500 Index Fund                      1,000                          1                $10.00            $ 10,010
Strategic Investment Fund               1,000                          1                $10.00            $ 10,010
Income Fund                             1,000                          1                $10.00            $ 10,010
Money Market Fund                      10,000                          1                $ 1.00            $ 10,001
                                                                                                          --------
Total                                                                                                     $100,091




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